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May 12, 1999                                           Contact:  Ronald P. Nowak
                                                             or Russell L. Allen
                                                                  (281) 579-3398


                              3DX TECHNOLOGIES INC.
                   ANNOUNCES SIGNING A PLAN AND AGREEMENT OF MERGER WITH
                            ESENJAY EXPLORATION, INC.


Houston, Texas-3DX Technologies Inc. (3DX) (OTCBB: TDXTC) today announced that it has signed a Plan and Agreement of Merger with Esenjay Exploration, Inc. (Esenjay) (NASDAQ: ESNJ) which provides for the merger of 3DX into Esenjay. The Boards of both companies have approved the transaction, and closing of the merger is conditioned upon approval from the shareholders of both companies and satisfaction of certain other conditions set forth in the Plan and Agreement of Merger.

The terms of the merger provide for 3DX shareholders to select either the issuance of Esenjay common stock at a ratio of 1:3.25 shares of 3DX common stock or the issuance of a new Esenjay convertible preferred stock at a ratio of 1:2.75 shares of 3DX common stock. The preferred stock is limited to 50% of the total 3DX shares converted and may be redeemed at Esenjay's option at any time during the first twelve months after the merger at $1.925 per share. If not redeemed during the first year, the preferred will automatically convert into one share of Esenjay common stock if the average closing price of Esenjay common is greater than $1.875 during a predefined measurement period. If the Esenjay common is less than $1.875 the preferred holder has the right to "put" the shares to Esenjay. Esenjay will then have the right to pay for this "put" in cash or common shares. Esenjay currently has 15,784,834 common shares outstanding and 3DX currently has 9,685,761 shares outstanding.

Ronald Nowak, President and CEO of 3DX commented, "We are pleased to have entered into this merger agreement with Esenjay. We believe this gives the 3DX shareholder an interest in a larger producing and exploration entity that has a similar growth vision. With both companies' exploration philosophy focused on a 3D seismic program, the 3DX shareholder will be exposed to a larger prospect base and exploration program. This should provide a higher value for our shareholders than the currently depressed trading price of the 3DX stock."

3DX Technologies Inc. is a knowledge-based oil and gas exploration company whose core competence and strategic focus is the utilization of 3-D seismic imaging and other advanced technologies in the search for commercial quantities of hydrocarbons.

Certain statements in this news release regarding future expectations and plans for oil and gas exploration, development and production may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond either Company's control. These risks are discussed in detail in the Companies' Annual Report on Form 10-K for the year ended December 31, 1998, as well as other filings with the Securities and Exchange Commission. There can be no assurance that the combined Companies' exploration activities will be successful in meeting the Companies' expectations.